DEVELOPMENTAL AGREEMENT

THIS DEVELOPMENTAL AGREEMENT is made and entered into as of this 30th  day of July, 2007, by and between FUEL FRONTIERS, INC., a Subsidiary Nuclear Solutions, Inc. (“FFI”) with a place of business at 1025 Connecticut Avenue NW, Suite 1000, Washington, DC 20036 and KENTUCKY FUEL ASSOCIATES INC. (“KFA”), with a place of business at 13050 Middletown Industrial Boulevard, Suite C, Louisville, Kentucky 40223 (together known as the “Parties”).

WHEREAS, FFI is in the business of researching, developing and implementing technologies for the conversion of gas to liquid fuels and proposes to construct production facilities for the production of synthetic fuels;

WHEREAS, KFA possesses certain contacts and knowledge that may be beneficial to FFI for the development of a coal to gas to liquid (CTL) fuels production facility in the State of Kentucky,

WHEREAS, the parties are desirous of combining their respective skills and expertise and desire to enter this Agreement for the development of gas to liquid fuel production facilities in the State of Kentucky and throughout the United States,

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties desire to enter into this Developmental Agreement as follows:

1. Covenants of KFA. KFA hereby agrees as follows:

A. KFA shall utilize their knowledge, experience and contacts to locate and obtain one or more sites, located in the State of Kentucky and throughout the United States, within FFI’s specifications, suitable for the development of CTL fuel production facilities with annual production volumes to be determined. The duties of KFA shall include identifying and negotiating the acquisition of suitable land, feedstock and offtake agreements and other necessary instruments to reasonably develop CTL production facilities.

B. KFA shall utilize their knowledge, experience and contacts to consult with and assist FFI in obtaining permitting, funding, and approval for the development and operation of CTL fuel production facilities. Notwithstanding anything herein to the contrary, KFA will not, in any event, be deemed as obligated or required to provide any form of guarantee or bond which may be required to obtain or secure the referenced permitting, funding, approval, or operation of the production facility.

C. KFA hereby agrees to work exclusively with FFI in locating, developing, and consulting on coal, gas, and waste to liquid fuel/alternative fuel projects and/or ventures; and further agrees to otherwise refrain from engaging in any activities or actions that either directly or indirectly competes with the CTL businesses of FFI.

D. KFA shall provide FFI with an initial funding of two million dollars ($2,000,000.00) which said payment shall be tendered within 21 days of the execution of this Agreement. If said funding is not completed within the allotted time, KFA will provide evidence that complete funding is reasonably expected and will indicate the date whereupon funding shall be completed. Said funds shall be applied by FFI towards any and all costs and expenses incurred in the ordinary course of business for the development, construction and arranging of financing to closure of the first KFA/FFI production facility developed, including without limitation the following costs: engineering, procurement, administrative, development management, financing, legal, operations and maintenance costs for each said fuel production facility. For each site located thereafter by KFA and accepted by FFI for development of a fuel production facility, KFA shall provide, FFI with initial minimum project funding of two million dollars ($2,000,000.00) for any and all costs and expenses incurred in the ordinary course of business for the development, construction and arranging of financing to closure of the production facility, including without limitation the following costs: engineering, procurement, administrative, development management, financing, legal, operations and maintenance costs for each said fuel production facility.

E.  In consideration for FFI granting KFA the exclusive right to locate and develop CTL fuel production facilities within the State of Kentucky, KFA hereby agrees to utilize their knowledge and experience in the development of energy production projects to consult with FFI on existing fuel production facility projects.

2. Covenants of FFI. FFI hereby agrees as follows:

A. FFI hereby grants KFA the exclusive right to locate and develop CTL fuel production projects within the State of Kentucky; and grants KFA the non-exclusive right to locate and develop CTL fuel production projects throughout the remaining states. KFA will also receive the right of first refusal to match any third party’s proposed terms for any CTL facility in the remaining states, subject to FFI approval, in conjunction with a review of KFA resources and performance.

B. FFI hereby grants KFA the right to negotiate a feedstock and land acquisition agreement as part of an overall site development package in coordination with and subject to the review and approval of FFI.

C.  In consideration for each site located by KFA pursuant to the terms of this Agreement, and accepted by FFI for development, FFI agrees to pay KFA (7%) of the net pre-tax income of each CTL fuel production facility identified by KFA and developed by FFI for the entire lifetime of each production facility, to be distributed on a quarterly basis, within 15 days of FFI and/or its parent company Nuclear Solutions, Inc.’s quarterly SEC filing. The computation of the quarterly net income shall be in accordance with GAAP accounting standards. FFI would have the right to retain up to 20% of the quarterly net pre-tax income for extraordinary expenses; of each production facility; and distributions to KFA would be reduced on a pro rata basis of any such retention of funds.

D.  In consideration for KFA’s initial minimum funding contribution in section 1 (D.) above, FFI hereby grants KFA a two and one half percent (2.5%) equity interest in the first CTL facility developed by KFA.

E.  FFI is fully responsible for leading on all project financing initiatives for the facility including but not limited to bridge financing, senior debt finance, equity, leasing and mezzanine finance.

F.  In the event that intellectual property developed by FFI, within the scope of this agreement, specific to CTL/GTL production facilities, is sold or transferred to a third party, FFI warrants that no intellectual property or technology license fees and/or royalties shall be payable by KFA and/or any CTL production facilities, established in accordance with this agreement, to said third party(s).

3. Term and Termination. This Agreement shall be effective and binding upon execution by the parties and continue for a period of 10 years; and shall be renewable at the election of the parties for an additional 5 year period.

Either party shall have the right to terminate this Agreement in the event that:

A. Either Party fails to perform or comply with any material provision of this Agreement or breaches any material representation or warranty, and such failure continues for a period of ninety (90) days following written notice from one Party to the other Party of such failure;

B. Either Party becomes insolvent, is declared bankrupt, voluntarily files or permits the filing of a petition in bankruptcy, makes an assignment for the benefit of creditors other than a routine assignment of profits as security for financing, or seeks any other similar relief under any bankruptcy laws or related statutes;

C. Either Party engages in conduct which is deceptive, misleading or unethical, and such conduct continues for a period of ninety (90) days following written notice from one Party to the other Party regarding such conduct.

Termination of this Agreement will not relieve KFA of its obligations under Section 4 of this Agreement nor will termination relieve FFI of the compensation due KFA pursuant to Section 2(C) and Section 2(D) of this Agreement.

4. Confidential Information. KFA agrees that any information received by KFA during any furtherance of KFA's obligations in accordance with this contract, which concerns the business, financial or other affairs of FFI will be treated by KFA in full confidence and will not be revealed to any other persons, firms or organizations.

A confidentiality/non-disclosure agreement governing the terms and conditions for the protection and disclosure of FFI’s Confidential Information shall be executed between Future Fuels, Inc. and KFA and is attached hereto as Appendix A. To the extent necessary, KFA shall enter into confidentiality/non-disclosure agreements with such other Entities that require KFA to disclose the Confidential Information of FFI in order to perform the Services required by KFA under this Agreement.

5. Assignments. This Agreement is personal between the parties and will not be assigned by either party without the prior written consent of the other party (such consent is not to be unreasonably withheld), except that it may be assigned without prior written consent to the successor of either party, to a person, firm or corporation acquiring all, or substantially all, of the business and assets of either party, to the parent company of FFI, or to a wholly or partially owned subsidiary of FFI.

6. Miscellaneous Provisions. KFA agrees that in the performance of its duties, it will, to the best of its knowledge, comply with all laws of the United States of America and of the various states of the United States, and of any country in which KFA performs Services, and of the rules and regulations issued by any governmental entity of such other country, except to the extent that such compliance is prohibited by or penalized under the laws of the United States of America, including but not limited to the Internal Revenue Code of 1986, as amended, and the Export Administration Act of 1969, as amended.

KFA understands that this Agreement may be publicly disclosed and agrees that FFI shall be entitled to publicly disclose any or all of this Agreement under such circumstances and in such manner as FFI shall, in its sole discretion, decide.

7. Indemnity. KFA must indemnify and save FFI harmless from and against any and all claims for injury or death to third parties, KFA’s employees or agents and/or damage to property of third parties, KFA and/or its employees or agents (including costs of litigation and attorneys' fees) in any manner caused by, arising from, incident to, or growing out of the Services performed under this Agreement, except any such claims which may be caused by the willful misconduct or gross negligence of FFI. FFI will notify KFA in writing of any such claims setting forth all known details.

8. Notices. All notices provided for in this Agreement shall be given in writing, either by personal delivery of the notice or by the mailing postpaid to the parties respectively at the following addresses:

If to Future Fuels:	Fuel Frontiers, Inc.
5505 Connecticut Ave NW
#191
Washington, DC 20036
Attention: Jack Young, President

If to KFA:	P.O. Box 20257
Louisville, Kentucky 40250
Attention: Garry Sparks, President

9. Severability. In the event that any term or provision of this Agreement is determined to be unlawful or unenforceable, such term or provision shall be deemed severed from this Agreement and all remaining terms and provisions of this Agreement shall remain in full force and effect.

10.  Disclosure. Both parties acknowledge and agree that it may be necessary for one party to disclose the retention of KFA, the duties performed and the compensation paid, should there be proper inquiry from such a source as an authorized U.S. or state government agency or should either party believe it has a legal obligation to disclose such information and each party hereby authorizes any such disclosures.

11. Entire Agreement. This Agreement (including all schedules and exhibits thereto), constitute the entire agreement and understanding of the Parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter between the Parties.

12. Amendments. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instrument signed by the parties hereto.

13. Applicable Law. This Agreement shall be deemed to be a contract made under the laws of State of New York and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of the State of New York exclusive of its choice of law rules. The parties expressly agree that any and all disputes arising out of or concerning this Agreement shall be arbitrated in accordance with the rules and procedures of the American Arbitration Association.

14. Relationship of the Parties. The rights, duties, obligations and liabilities of the Parties under this Agreement will be individual and not joint or collective. It is not the intention of the Parties to create, nor will this Agreement be deemed to create, any partnership, agency, joint venture or trust, or to authorize any Party to act as an agent, servant or employee for any other Party. Each Party shall remain solely responsible for the actions of its own employees.

15. Waiver. No right under this Agreement may be waived by a Party, except pursuant to a writing signed by the Party against which enforcement of the waiver is sought. Without limitation, no failure or delay on the part of any Party in exercising any of its rights under this Agreement, no partial exercise by any Party of any of its rights under this Agreement, and no course of dealing among the Parties, will constitute a waiver of the rights of a Party.

16. Right to Enter. KFA shall be permitted to enter any production facility developed under this agreement with the prior written consent of FFI, not to be unreasonably withheld.

17. Authority to Execute. Each party represents and warrants that it has the legal power and authority to enter into this Agreement and that it has not made and will not make any commitments to the other inconsistent with such.

18. Counterparts. This Agreement may be executed by the Parties in separate counterparts, and by facsimile, each of which when so executed and delivered will be an original, but all such counterparts shall together constitute but one and the same instrument.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Fuel Frontiers, Inc.

Patrick Herda /s/	7-30-07
Name:	Date

Title: CEO

Kentucky Fuel Associates, Inc.

Gary Sparks /s/	7-30-07
Name:	Date

Title: President